Exhibit 23.2

Deloitte Touche Tohmatsu
ABN 74 490 121 060
Woodside Plaza
Level 14
240 St Georges Terrace
Perth WA 6000
GPO Box A46
Perth WA 6837 Australia
DX 206
Tel: +61 (0) 8 9365 7000
Fax: +61 (0) 8 9365 7001
www.deloitte.com.au

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-1 by TransAtlantic Petroleum Ltd. of our report dated 13 May 2009, relating to the consolidated financial statements of Incremental Petroleum Limited appearing in the Amendment No. 1 to the Current Report on Form 8-K/A of TransAtlantic Petroleum Ltd. filed on 21 May 2009 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

DELOITTE TOUCHE TOHMATSU

23 December 2009